EXHIBIT 99.1

State Auto Financial Reports First Quarter 2006 Results

•	Quarterly earnings of $0.97 per share

•	Quarterly GAAP combined ratio of 83.9

•	Return on Equity of 17.0%

•	Book value per share increased to $19.57

CONTACT:

Contact: Terrence Bowshier

VP - Director of Investor Relations

(614) 464-5078

Columbus, Ohio (April 25, 2006) – State Auto Financial Corporation (NASDAQ: STFC) today reported first quarter 2006 net income of $40.2 million or $0.97 per diluted share, versus $40.8 million or $1.00 per diluted share for the first quarter of 2005. Net income from operations* per diluted share for the first quarter 2006 was a quarterly record of $0.98, versus $0.96 for the same 2005 period.

STFC’s GAAP combined ratio for the quarter was 83.9 versus 84.6 for the first quarter of 2005. Catastrophe losses contributed 3.7 points to the loss ratio during the first quarter this year, compared to 2.7 points for the same period in 2005. STFC’s first quarter 2006 revenue was $276.8 million versus $285.9 million for the same period in 2005. STFC’s book value per share increased to a new high of $19.57 per share as of March 31, 2006. Return on stockholders’ equity for the twelve months ended March 31, 2006 was 17.0%.

“The outstanding performance in the first quarter is a validation of our commitment to maintain responsible pricing and disciplined underwriting fundamentals in a very competitive insurance market. The biggest challenge we face now is organic growth. We are continually refining our products, marketing initiatives and pricing models to meet this challenge and will continue to do so,” said STFC Chairman, President and CEO Bob Restrepo.

“One example is our new personal auto product known as CustomFit™. We are pleased with the positive market response to this product and we expect that it will produce profitable growth in the future. Personal auto remains the largest segment of our business and State Auto is committed to working with our independent agency partners to grow our personal lines segment in addition to our profitable commercial lines business.” added Restrepo.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a property and casualty insurance holding company. The company markets its personal and commercial insurance products through more than 22,300 independent insurance agents associated with approximately 3,000 agencies in 27 states. The company has been named Forbes Magazine’s “Best Managed Insurance Company in America” for 2006 and is one of just 3% of publicly listed companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web site at www.STFC.com.

*Net income from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to ($0.01) per diluted share for the first quarter 2006 versus $0.04 for the same 2005 period.

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STFC has scheduled a conference call with interested investors for Tuesday, April 25, 10:00 a.m. Eastern time to discuss the company’s first quarter 2006 performance. Live and archived broadcasts of the call can be accessed on www.STFC.com. A replay of the call can be heard beginning at noon, April 25, by calling 1-800-308-7859. Supplemental schedules detailing the company’s first quarter 2006 financial, sales and underwriting results are made available on www.STFC.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended March 31
(In millions, except per share amounts)	2006	2005
Net premiums written	$249.1	$282.0	(B)

Earned premiums	256.1	263.1
Net investment income	20.4	19.0
Net realized gain (loss) on investments	(0.9)	2.4
Other income	1.2	1.4

Total revenue	276.8	285.9

Income before federal income taxes	56.7	57.8

Federal income tax expense	16.5	17.0

Net income	$40.2	$40.8

Earnings per share:
- basic	$0.99	$1.02
- diluted	$0.97	$1.00
Earnings per share from operations (A):
- basic	$1.00	$0.98
- diluted	$0.98	$0.96

Weighted average shares outstanding:
- basic	40.6	40.2
- diluted	41.5	40.9

Book value per share	$19.57	$16.89

Dividends paid per share	$0.090	$0.045

Total shares outstanding	40.7	40.2

GAAP ratios:
Loss and LAE ratio	49.7	52.7
Expense ratio	34.2	31.9

Combined ratio	83.9	84.6

(A) Net income from operations:

Net income	$40.2	$40.8
Less net realized gains on investments, less applicable federal income taxes	(0.6)	1.6

Net income from operations	$40.8	$39.2

(B)	Net premiums written for the three months ended March 31, 2005, includes $23.9 million of unearned premiums transferred to STFC in connection with the addition of Meridian Security Insurance Company and Meridian Citizens Mutual Insurance Company to the State Auto Pool, effective January 1, 2005.